                                                Exhibit 99.1

Armstrong Holdings, Inc. News

FOR IMMEDIATE RELEASE                                April 2, 2007

COURT APPROVES ARMSTRONG HOLDINGS, INC. SETTLEMENT WITH
ARMSTRONG WORLD INDUSTRIES, INC.;
HOLDINGS' ANNUAL FINANCIAL STATEMENTS TO BE DELAYED

LANCASTER, Pa. -- Armstrong Holdings, Inc. announced today that the United
States Bankruptcy Court for the District of Delaware has approved the Company's settlement with its former subsidiary, Armstrong World Industries, Inc. (NYSE:AWI).
Under the settlement, first announced February 27, Armstrong Holdings will receive approximately $22 million in cash, plus 98,697 shares of reorganized AWI common stock worth approximately $5 million based on the closing price on March 30. The
Company believes the proceeds will not be subject to federal or state income taxes.

AWI will be entitled, for the periods during which it was affiliated with Armstrong
Holdings, to file on behalf of both companies all federal and state income tax returns that are required to be filed on a consolidated or combined basis, and to make all related tax elections and receive all related tax refunds.

Armstrong Holdings previously announced that it would realize a substantial tax loss from the cancellation of the Company's former stock ownership in AWI pursuant to
AWI's Chapter 11 Plan. Because the settlement gives AWI the authority to make all related tax elections for the companies' consolidated or combined federal and state income tax returns for 2006, including the choice among different carry back and carry forward elections, Armstrong Holdings does not know at this time what tax loss carry forward it might have available for post-2006 tax years.

AWI's Chapter 11 Plan of Reorganization contemplates that Armstrong Holdings would dissolve following AWI's emergence from Chapter 11 reorganization on
October 2, 2006. Since that date, the Company has conducted no business, and has no operations and no employees.

The Armstrong Holdings Board of Directors plans to evaluate what future action is in the best interests of the corporation, including the issue of dissolution and an evaluation of its assets, obligations and prospective tax position after giving effect to the settlement. If a dissolution is authorized, it would be submitted to shareholders for approval and, if approved, a distribution to shareholders of the Company's net assets would be effected as soon as practicable thereafter. The dissolution process would involve a number of steps, such as noticing any potential claimants, resolving any viable claims and obtaining tax clearance from the Commonwealth of
Pennsylvania.

The AWI Plan of Reorganization provides that AWI will pay the reasonable costs of
Armstrong Holdings' dissolution, assuming the Armstrong Holdings' Board and shareholders determine to pursue that course.

Armstrong Holdings today filed with the SEC a partial Form 10-K report for 2006.
That report does not include 2006 year-end financial statements, which are being revised to reflect the impact of the settlement approved today. The Company also filed SEC Form 12b-25 with the Commission with respect to the additional time required to complete the 10-K report with those financial statements. Armstrong
Holdings will file its complete Form 10-K report as soon as practicable.

These materials contain forward-looking statements within the meaning of the Private
Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Results could differ materially due to known and unknown risks and uncertainties, including the Company's ability to sell the shares of reorganized AWI that are to be received at favorable prices, the tax elections that will be made pursuant to the settlement, the challenges of utilizing tax losses under IRS regulations, and other factors disclosed in recent reports on Forms 10-K, 10-Q and 8-
K filed with the SEC. We undertake no obligation to update any forward-looking statement.

Contacts:
Investors: Beth Riley, bariley@armstrong.com, 717-396-6354
Media: Meg Graham, magraham@armstrong.com, 866-321-6677